Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 2, 2018
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES STRONG FISCAL 2018 THIRD QUARTER RESULTS

–	Year-over-year sales growth of 15 percent; organic sales growth of 11 percent

–	Year-to-date net cash flow from operating activities of $181 million; free operating cash flow of $54 million

–	Reported earnings per diluted share (EPS) of $0.61; adjusted EPS of $0.70

–	Raising midpoint of adjusted EPS outlook; increasing free operating cash flow outlook for full fiscal year 2018

–	Modernization starting to drive improved results along with continuing benefits from simplification

–	Price realization outpaced raw material inflation in the quarter; trend expected to continue for the fiscal year
PITTSBURGH, (May 2, 2018) – Kennametal Inc. (NYSE: KMT) today reported results for its fiscal 2018 third quarter ended March 31, 2018, with EPS of $0.61, compared with EPS of $0.48 in the prior year quarter. Adjusted EPS was $0.70 in the current quarter compared with $0.60 in the prior year quarter.
“I am pleased to report another strong operating quarter for Kennametal,” commented Chris Rossi, Kennametal president and CEO. “Our end markets are robust, and the work we are doing on our three initiatives - growth, simplification and modernization - is driving improvements to results and margins. We are intensely focused on executing our multi-year plan.”
Mr. Rossi continued, “We are aggressively pursuing our simplification efforts and starting to get traction on the execution of our modernization initiatives, which contributed to our strong results. We expect to see increased benefits from these initiatives going forward in line with our multi-year plan. In addition, even in the face of rising raw material costs, price realization outpaced raw material cost inflation, and we expect to sustain that trend for the fiscal year. As a result of the combination of these factors, we are raising the midpoint of our adjusted EPS outlook and expectations for cash flow."
This earnings release contains non-GAAP financial measures, reconciliations for which are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (SEC) on May 2, 2018.

Fiscal 2018 Third Quarter Key Developments

•
Sales were $608 million, compared with $529 million in the prior year quarter. Sales increased by 15 percent, driven by 11 percent organic growth and a 6 percent favorable currency exchange impact, partially offset by a 2 percent decrease due to fewer business days. Sales grew in all segments, end markets and regions.

•
Pre-tax restructuring and related charges were $2 million, or $0.01 on a per share basis, and pre-tax benefits from cost savings initiatives were approximately $41 million. In the prior year quarter, pre-tax restructuring and related charges were $10 million, or $0.12 per share, and pre-tax benefits were approximately $30 million.

•
Operating income was $85 million, compared to $58 million in the prior year quarter. Adjusted operating income was $87 million, compared to $68 million in the prior year quarter. The increase in adjusted operating income is due primarily to organic sales growth, incremental restructuring benefits, favorable currency exchange and mix, partially offset by higher raw material costs, decreased manufacturing efficiency in part due to modernization efforts in progress, salary inflation and higher variable compensation expense due to higher than expected operating results. Price realization outpaced raw material cost inflation. Operating margin was 14.0 percent in the current period compared to 11.0 percent in the prior year quarter. Adjusted operating margin was 14.3 percent in the current period compared to 12.8 percent in the prior year quarter.

•
The reported effective tax rate (ETR) was 31.2 percent and the adjusted ETR was 23.1 percent. The difference between the reported and adjusted ETR in the quarter is driven primarily by a discrete charge of $6 million, or $0.08 per share, to record adjustments to the provisional toll tax associated with U.S. tax reform. For the prior year quarter, the reported ETR was 19.0 percent and the adjusted ETR was 15.3 percent. The change in the adjusted ETR year-over-year is primarily due to U.S. income in the prior year quarter not being tax-effected and current quarter U.S. income being tax-effected now that a valuation allowance is no longer recorded on U.S. deferred tax assets.

•
EPS was $0.61, compared with $0.48 in the prior year quarter. Adjusted EPS was $0.70 in the current quarter and $0.60 in the prior year quarter. Reported EPS in the current quarter includes a charge related to U.S. tax reform of $0.08 and restructuring and related charges of $0.01, and for the prior year quarter includes restructuring and related charges of $0.12.

•
Year-to-date net cash flow from operating activities was $181 million compared to $83 million in the prior year period. Year-to-date free operating cash flow was $54 million compared to negative $7 million in the prior year period. The change in free operating cash flow is driven primarily by higher cash from operations before changes in certain other assets and liabilities and lower restructuring payments, offset partially by higher working capital and capital expenditures.

•
Net income attributable to Kennametal was $51 million compared with $39 million in the prior year quarter. EBITDA was $109 million, compared with $82 million in the prior year quarter. Adjusted EBITDA was $111 million in the current quarter and $91 million in the prior year quarter.

Segment Developments for the Fiscal 2018 Third Quarter

•
Industrial sales of $333 million increased 15 percent from $289 million in the prior year quarter, reflecting organic sales growth of 10 percent and an 8 percent favorable currency exchange impact, partially offset by a 3 percent decrease due to fewer business days.

•
Industrial operating income was $53 million compared to $39 million in the prior year quarter. Adjusted operating income was $54 million compared to $44 million in the prior year quarter, driven primarily by organic sales growth, incremental restructuring benefits and favorable currency exchange impact, partially offset by decreased manufacturing efficiency in part due to modernization efforts in progress, higher variable compensation expense due to higher than expected operating results, and salary inflation. Industrial operating margin was 15.9 percent compared to 13.3 percent in the prior year quarter. Industrial adjusted operating margin was 16.2 percent compared with 15.1 percent in the prior year quarter.

•
Widia sales of $52 million increased 13 percent from $46 million in the prior year quarter, driven by organic sales growth of 9 percent and a 5 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days.

•
Widia operating income was $2 million compared to $1 million in the prior year quarter. The increase was due primarily to organic sales growth, partially offset by slightly unfavorable mix. Widia operating margin was 3.1 percent compared with 1.3 percent in the prior year quarter. Widia adjusted operating margin was 3.2 percent compared with 2.3 percent in the prior year quarter.

•
Infrastructure sales of $223 million increased 15 percent from $193 million in the prior year quarter, driven by organic sales growth of 14 percent and a 3 percent favorable currency exchange impact, partially offset by a 2 percent decrease due to fewer business days.

•
Infrastructure operating income was $32 million compared to $20 million in the prior year quarter. Adjusted operating income was $32 million compared to $24 million in the prior year quarter, primarily driven by organic sales growth, favorable mix, favorable currency exchange impact and incremental restructuring benefits, partially offset by higher raw material costs, decreased manufacturing efficiency in part due to modernization efforts in progress and higher compensation expense. Infrastructure operating margin was 14.3 percent compared to 10.3 percent in the prior year quarter. Infrastructure adjusted operating margin was 14.6 percent compared with 12.3 percent in the prior year quarter.

Fiscal 2018 Year-to-Date Key Developments

•
Sales were $1,722 million, compared to $1,493 million in the prior year. Sales increased by 15 percent, driven by organic growth of 13 percent and a 3 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days.

•
Operating income was $210 million, compared to $73 million in prior year. Adjusted operating income was $220 million in the current period, compared to $126 million in the prior year. Adjusted operating income increased due primarily to organic sales growth, incremental restructuring benefits, favorable mix and favorable currency exchange impact, partially offset by salary inflation, higher raw material costs and higher variable compensation expense due to higher than expected operating results. Operating margin was 12.2 percent, compared to 4.9 percent in the prior year. Adjusted operating margin was 12.8 percent, compared to 8.4 percent in the prior year.

•	EPS was $1.59 in the current year, compared with $0.30 in the prior year. Adjusted EPS was $1.78 in the current year and $0.95 in the prior year.

Outlook

The company now expects adjusted EPS for the full fiscal year to be in the range of $2.55 to $2.65 per share on organic sales growth at the top end of the prior outlook of 9 to 11 percent, a change from the previous adjusted EPS outlook of $2.40 to $2.70 per share. The company now expects free operating cash flow to be $60 to $75 million, which includes expected net capital expenditures near the low end of the previous outlook of $210 to $230 million. The previous outlook of free operating cash flow was $0 to $30 million.

Dividend Declared

Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 30, 2018 to shareholders of record as of the close of business on May 15, 2018.
The company will discuss its fiscal 2018 third quarter results in a live webcast at 8:00 a.m. Eastern Time, Thursday, May 3, 2018. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event will also be available on the company’s website through June 2, 2018.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2018 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2018	2017	2018	2017
Sales	$607,936	$528,630	$1,721,734	$1,493,343
Cost of goods sold	388,475	342,365	1,124,736	1,015,926
Gross profit	219,461	186,265	596,998	477,417
Operating expense	129,151	116,939	369,131	347,808
Restructuring and asset impairment charges	1,264	7,169	6,834	44,230
Amortization of intangibles	3,690	4,245	11,028	12,665
Operating income	85,356	57,912	210,005	72,714
Interest expense	7,468	7,331	21,848	21,475
Other expense, net	647	1,626	2,046	2,470
Income before income taxes	77,241	48,955	186,111	48,769
Provision for income taxes	24,130	9,301	51,204	22,401
Net income	53,111	39,654	134,907	26,368
Less: Net income attributable to noncontrolling interests	2,245	764	3,256	1,873
Net income attributable to Kennametal	$50,866	$38,890	$131,651	$24,495
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.62	$0.48	$1.62	$0.31
Diluted earnings per share	$0.61	$0.48	$1.59	$0.30
Dividends per share	$0.20	$0.20	$0.60	$0.60
Basic weighted average shares outstanding	81,793	80,398	81,445	80,219
Diluted weighted average shares outstanding	83,109	81,381	82,670	80,965

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2018	June 30, 2017
ASSETS
Cash and cash equivalents	$221,906	$190,629
Accounts receivable, net	410,550	380,425
Inventories	537,205	487,681
Other current assets	70,926	55,166
Total current assets	1,240,587	1,113,901
Property, plant and equipment, net	804,954	744,388
Goodwill and other intangible assets, net	491,109	491,894
Other assets	81,212	65,313
Total assets	$2,617,862	$2,415,496
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$1,399	$925
Accounts payable	220,205	215,722
Other current liabilities	256,186	244,831
Total current liabilities	477,790	461,478
Long-term debt and capital leases	696,087	694,991
Other liabilities	217,831	206,374
Total liabilities	1,391,708	1,362,843
KENNAMETAL SHAREHOLDERS’ EQUITY	1,187,325	1,017,294
NONCONTROLLING INTERESTS	38,829	35,359
Total liabilities and equity	$2,617,862	$2,415,496

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2018	2017	2018	2017
Outside Sales:
Industrial	$333,012	$289,455	$942,922	$825,990
Widia	52,217	46,297	145,204	130,186
Infrastructure	222,707	192,878	633,608	537,167
Total sales	$607,936	$528,630	$1,721,734	$1,493,343
Sales By Geographic Region:
Americas	$294,189	$261,346	$832,065	$730,014
EMEA	192,876	161,979	534,040	460,713
Asia Pacific	120,871	105,305	355,629	302,616
Total sales	$607,936	$528,630	$1,721,734	$1,493,343
Operating Income (Loss):
Industrial	$53,029	$38,535	$131,132	$62,138
Widia	1,638	606	2,556	(7,797)
Infrastructure	31,767	19,770	79,347	22,457
Corporate (1)	(1,078)	(999)	(3,030)	(4,084)
Total operating income	$85,356	$57,912	$210,005	$72,714
(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin; operating expense; operating expense as a percentage of sales; operating income and margin; ETR; net income attributable to Kennametal shareholders; diluted EPS; Industrial operating income and margin; Widia operating income and margin; Infrastructure operating income and margin; free operating cash flow; EBITDA and margin; and consolidated and segment organic sales growth (which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of non-GAAP financial measures are set forth in the tables below and descriptions of certain non-GAAP financial measures are contained in our current report on Form 8-K filed with the SEC on May 2, 2018.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for full fiscal year of 2018 are not presented, including but not limited to: adjusted earnings per share, organic sales growth and free operating cash flow. The most comparable GAAP measures are earnings per share, sales growth and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2018 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(2)	Diluted EPS
Reported results	$607,936	$219,461	$129,151	$85,356	31.2%	$50,866	$0.61
Reported margins		36.1%	21.2%	14.0%
Restructuring and related charges	—	694	277	1,681	0.2	1,230	0.01
Tax reform charge(3)	—	—	—	—	(8.3)	6,382	0.08
Adjusted results	$607,936	$220,155	$129,428	$87,037	23.1%	$58,478	$0.70
Adjusted margins		36.2%	21.3%	14.3%
(2) Attributable to Kennametal
(3) Additional charge recorded to reflect adjustments to the provisional amounts recorded in the December quarter of fiscal 2018 for the application of a measure of the Tax Cuts and Jobs Act of 2017 requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies. The toll tax charge is based on a reasonable estimate and is subject to finalization of collecting all information and analyzing the calculation in reasonable detail to complete the accounting.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$333,012	$53,029	$52,217	$1,638	$222,707	$31,767
Reported operating margin		15.9%		3.1%		14.3%
Restructuring and related charges	—	1,023	—	17	—	641
Adjusted results	$333,012	$54,052	$52,217	$1,655	$222,707	$32,408
Adjusted operating margin		16.2%		3.2%		14.6%

THREE MONTHS ENDED MARCH 31, 2017 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(2)	Diluted EPS
Reported results	$528,630	$186,265	$116,939	$57,912	19.0%	$38,890	$0.48
Reported margins		35.2%	22.1%	11.0%
Restructuring and related charges	—	1,644	(809)	9,623	(3.7)	9,961	0.12
Adjusted results	$528,630	$187,909	$116,130	$67,535	15.3%	$48,851	$0.60
Adjusted margins		35.5%	22.0%	12.8%

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$289,455	$38,535	$46,297	$606	$192,878	$19,770
Reported operating margin		13.3%		1.3%		10.3%
Restructuring and related charges	—	5,142	—	466	—	3,974
Adjusted results	$289,455	$43,677	$46,297	$1,072	$192,878	$23,744
Adjusted operating margin		15.1%		2.3%		12.3%

NINE MONTHS ENDED MARCH 31, 2018 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$1,721,734	$210,005	$131,651	$1.59
Reported operating margin		12.2%
Restructuring and related charges	—	10,048	7,800	0.10
Impact of out of period adjustment to provision for income taxes(4)	—	—	5,297	0.06
Net tax reform charge(5)	—	—	2,496	0.03
Adjusted results	$1,721,734	$220,053	$147,244	$1.78
Adjusted operating margin		12.8%
(4) Non-cash charge associated with the out-of-period impact of recording an adjustment to deferred tax charges associated with intra-entity product transfers.
(5) Net tax charge associated with the Tax Cuts and Jobs Act of 2017 (TCJA). TCJA required a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies. This transition tax of $83 million resulted in an estimated toll charge, which was mostly offset by our U.S. tax carryforwards, which were subject to a full valuation allowance. After the effect of the toll charge and utilization of existing tax attributes, deferred tax assets were remeasured and the valuation allowance was released in the December quarter of fiscal 2018, yielding a net benefit of $4 million in that quarter. An additional $6 million expense was recorded in the third quarter to reflect adjustments to the toll charge. The toll charge of $83 million is based on a reasonable estimate and is subject to finalization of collecting all information and analyzing the calculation in reasonable detail to complete the accounting.

NINE MONTHS ENDED MARCH 31, 2017 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$1,493,343	$72,714	$24,495	$0.30
Reported operating margin		4.9%
Restructuring and related charges	—	53,064	51,469	0.63
Australia deferred tax valuation allowance	—	—	1,288	0.02
Adjusted results	$1,493,343	$125,778	$77,252	$0.95
Adjusted operating margin		8.4%

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,

(in thousands)	2018	2017	2018	2017
Net cash flow from operating activities(6)	$113,813	$34,094	$180,586	$82,793
Purchases of property, plant and equipment	(43,087)	(23,522)	(128,310)	(94,095)
Proceeds from disposals of property, plant and equipment	1,350	343	2,196	3,852
Free operating cash flow	$72,076	$10,915	$54,472	$(7,450)
(6) Amounts for the three and nine months ended March 31, 2017 have been restated to reflect adoption of FASB ASU 2016-09.

EBITDA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,

(in thousands)	2018	2017	2018	2017
Net income attributable to Kennametal	$50,866	$38,890	$131,651	$24,495
Add back:
Interest expense	7,468	7,331	21,848	21,475
Interest income	(1,023)	(306)	(1,540)	(759)
Provision for income taxes	24,130	9,301	51,204	22,401
Depreciation	23,933	22,375	69,994	68,369
Amortization of intangibles	3,690	4,245	11,028	12,665
EBITDA	$109,064	$81,836	$284,185	$148,646
Margin	17.9%	15.5%	16.5%	10.0%

Adjustments:
Restructuring and related charges	1,681	9,623	10,048	53,064
Adjusted EBITDA	$110,745	$91,459	$294,233	$201,710
Adjusted margin	18.2%	17.3%	17.1%	13.5%

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended March 31, 2018	Industrial	Widia	Infrastructure	Total
Organic sales growth	10%	9%	14%	11%
Foreign currency exchange impact	8	5	3	6
Business days impact	(3)	(1)	(2)	(2)
Divestiture impact	—	—	—	—
Acquisition impact	—	—	—	—
Sales growth	15%	13%	15%	15%

Nine Months Ended March 31, 2018	Total
Organic sales growth	13%
Foreign currency exchange impact	3
Business days impact	(1)
Divestiture impact	—
Acquisition impact	—
Sales growth	15%